Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GENPREX, INC.

Genprex, Inc. (the “Company”), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”);

DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the Amended and Restated Certificate of Incorporation of the Company (as heretofore amended, the “Amended and Restated Certificate of Incorporation”) is hereby amended as follows:

Article IV of the Amended and Restated Certificate of Incorporation be and hereby is amended by adding, immediately after the fourth paragraph of Section A of Article IV (the second, third and fourth paragraphs of Section A of Article IV having been added to the Amended and Restated Certificate of Incorporation by that certain Certificate of Amendment filed on January 31, 2024), the following:

“Upon the effectiveness (“Effective Time”) of this amendment to the Certificate of Incorporation, a one-for-fifty reverse stock split (the “Reverse Split”) of the Company’s Common Stock shall become effective, pursuant to which each fifty (50) shares of Common Stock outstanding and held of record by each stockholder of the Company or held in treasury by the Company immediately prior to the Effective Time (“Old Common Stock”) shall automatically, and without any action by the holder thereof, be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (“New Common Stock”), subject to the treatment of fractional interests as described below and with no corresponding reduction in the number of authorized shares of Common Stock. The Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock and all references to such Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the New Common Stock or options or rights to purchase or acquire shares of New Common stock, as the case may be, after giving effect to the Reverse Split.

No fractional shares of Common Stock will be issued in connection with the Reverse Split. If, upon aggregating all of the Common Stock held by a holder of Common Stock immediately following the Reverse Split a holder of Common Stock would otherwise be entitled to a fractional share of Common Stock, the Company shall issue to such holder such fractions of a share of Common Stock as are necessary to round the number of shares of Common Stock held by such holder up to the nearest whole share.

Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified, subject to adjustment for fractional shares as described above.”

SECOND: That the amendment set forth in this Certificate of Amendment was duly adopted by the Board of Directors of the Company and the stockholders of the Company in accordance with Section 242 of the DGCL.

THIRD: That said amendment will have an Effective Time of 12:01 a.m., Eastern Time, on October 21, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 16th day of October, 2025.

GENPREX, INC.

By:	/s/ Ryan Confer
Name:	Ryan Confer
Title:	President, Chief Executive Officer and Chief Financial Officer